EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Hooker Furniture Corporation

We hereby consent to the inclusion in this Form8-K/A of Hooker Furniture Corporation of our reports dated January 8, 2016 and December 31, 2014 and January 2, 2014, relating to the consolidated financial statements of Home Meridian Holdings, Inc. and Subsidiaries as of November 1, 2015, October 26, 2014 and October 27, 2013.

/s/ Smith Leonard PLLC
April 15, 2016